Exhibit 99.2

Greif, Inc.
Fiscal Second Quarter 2026 Earnings Results Conference Call
April 29, 2026

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division
Richard Clayton Carlson – Wells Fargo Securities, LLC, Research Division
William Kaatz - Robert W. Baird & Company, Incorporated, Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. Second Quarter 2026 Earnings Conference Call. Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Good morning and thank you for joining Greif's Fiscal Second Quarter 2026 Earnings Conference Call. Today, our CEO, Ole Rosgaard, will provide a strategy and market update, followed by our CFO, Larry Hilsheimer, with a review of our financial results and guidance.

Please turn to Slide 2. In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis. During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and the reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation. I'll now turn the call over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thank you, and good morning, everyone. We continued to execute against our strategy during the second quarter with a particular focus on productivity and cost optimization, which remains a core driver of our margin improvements. I'm pleased to report that we have achieved $75 million of savings, putting us on track toward our full year target range of $80 million to $90 million.

We remain confident in that range for the full year as we went into the year anticipating the first half performance we delivered. As a reminder, the broader program is a total commitment of $120 million by fiscal year-end 2027. That figure represents only defined actions we have full confidence will be actioned by the end of 2027. We continue to explore opportunities that haven't yet met that threshold, which could result in upside to the $120 million in the future.

Additionally, we ended the quarter with a leverage ratio of 1.1x even after completion of our $150 million share repurchase program. Simply put, this is the strongest balance sheet in our nearly 150-year history. We understand that value, which gives us the financial flexibility to achieve our 3 highest capital deployment priorities. Organically growing our business while continuing to grow our dividend and repurchase shares, all while maintaining a leverage ratio below 2x.

Our confidence in driving value through those 3 priorities is possible because of our improving margin profile and durable free cash flow generation. In the quarter, EBITDA dollars improved 7.5% year-over-year. Margins improved 110 basis points and free cash flow improved by $93 million compared to Q2 2025, which, by the way, also included cash flow from the divested containerboard business.

Those results demonstrate our ability to drive returns through volatility and disruptive impacts to our business from the conflict in the Middle East. We have one of the most engaged and agile workforces in our industry as evidenced by our latest Gallup engagement score in the 91st percentile. So, we know how to deal with situations like these.

Our team has proven time and again the ability to navigate challenging disruptive macroeconomic events. We've been doing it for almost 150 years and have weathered even greater disruption during that time. Our focus, first and foremost, goes to the affected region, ensuring the safety of our colleagues, customers and suppliers. We're also monitoring price/cost, making sure to stay ahead of cost inflation driven by the supply chain constraints this conflict has caused. The situation is dynamic, and we expect that it's going to continue to evolve, but we'll manage through it effectively.

While we sincerely hope for a resolution soon, we also recognize the risks the conflict presents on broader demand and industrial sentiment. As such, we are adjusting our full year EBITDA guidance to reflect the disruptive impact experienced in Q2 and continued softness related to the conflict through year-end.

Larry will discuss the EBITDA guidance change in a moment. For now, let's talk about what we experienced in Q2 on Slide 4, please. Underlying industrial end market demand remained consistent with what we've seen over the past 12 months. That broad demand picture was overlaid by direct impacts to our business in Q2 related to the Middle East conflict. We experienced intermittent periods of shutdowns in at least one of our facilities in the region. While the total EBITDA loss was less than $5 million in Q2, potential for continued disruption is factored into our guidance.

We have also seen in real time the impacts of rising input costs due to the conflict, but we are exhibiting our usual action bias, and our teams are doing a fantastic job keeping ahead of inflation with our own pricing actions. This action bias extends to our supplier relationships, too, where we are in constant communication and ensuring continuity of supply for our customers. We also saw a few notable volume bright spots in parts of our business. First, as expected, small containers were resilient in the quarter due to a solid start in the ag season.

Second, tube and core, while still soft, has been improving in our 2 largest end markets, the North American paper and film industries. We also announced a $60 to $70 URB price increase to offset the inflation we are experiencing, which was recognized at $60 a ton in April by RISI, which will result in an increase to our contract customers through negotiated pass-through provisions.

Lastly, closure volumes were also resilient with total volumes flat year-over-year. While volumes continue to be mixed on an absolute basis, they have consistently been most resilient in the areas of our portfolio in which we are growing. This validates our strategy and progress towards a less cyclical end market mix.

It is clear our growth strategy is sound, and when a meaningful inflection on demand does occur, Greif will unlock significant operating leverage and earnings growth. In the meantime, our focus will continue to be on managing volatility through pricing, cost management and productivity, which has helped offset the current volume environment and support continued profitability. With that, I'll turn the call over to Larry to walk through the financials on Slide 5.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole. Sales were approximately in line with prior year, and adjusted EBITDA improved by 7.5%, which reflects our decisive cost actions overcoming the weak volume environment. Adjusted EBITDA margins were up 110 basis points year-over-year and up 230 basis points sequentially from Q1 of 2026. Both were a result of value-based pricing as well as the continued benefits of our cost optimization program. Our EBITDA improvement as well as significantly lower interest cost due to our historically strong balance sheet and favorable year-over-year quarterly taxes resulted in adjusted EPS improvement of over 60% year-over- year. Adjusted free cash flow improved 107% or over $90 million compared to Q2 2025, a quarter which also included approximately $30 million of cash flow from our divested containerboard business.

Excluding that contribution, free cash flow improved over 200%. These are all notably strong performance measures for a company which continues to operate in an industrial recessionary environment, which additionally experienced disruption from the conflict in the Middle East. Ole and I are incredibly proud of our team for proving the quality of our business model once again.

Please turn to Slide 6. Turning to segment performance. Profitability remained resilient across the portfolio. In Polymer Solutions, while volumes improved, gross profit was slightly down year-over-year due primarily to product and geographic sales mix. Within Metal Solutions, gross profit dollar and percent both improved year-over-year due to continued cost optimization and variable cost management. In Fiber Solutions, net sales were lower year-over-year due to volumes and our mill closures in 2025. Despite lower volumes, positive year-over-year pricing and cost management helped gross profit margins improve by 50 basis points. Within Closures, third-party volumes declined low single digits, while total volumes were flat year-over-year. Gross profit dollars and margin both increased on an absolute basis, reflecting strong price/mix and continued operational improvements.

Please turn to Slide 7 to discuss guidance. When we issue low-end guidance, we factor in all reasonably possible factors that may influence our business in the year ahead to present a view of performance in a low operating environment. When we issued guidance in early November 2025, we did not consider the potential for a conflict in the Middle East. As such, we are revising our low-end guidance to $610 million of adjusted EBITDA while maintaining our low-end adjusted free cash flow guidance of $315 million. To be clear, if not for the already incurred and potential direct impacts of the conflict, we would not have changed our low-end guidance. Thus, our updated EBITDA guidance reflects the estimated direct disruptive impact we experienced in Q2 related to the Middle East conflict in addition to a revised volume assumption, which considers a scenario where the Middle East conflict drives further volume softness.

Our prior guidance assumed metals and fiber volumes flat to down low singles and polymer and closure volumes up low singles. Our revised volume assumptions are Metal, Fiber and Closures down mid-singles and polymers flat. Guidance also reflects a net tailwind of $5 million [corrected later in the call to $9 million] for the impact of a $60 URB increase, which we expect will benefit the P&L starting in July, but will be partially offset by the $5 a ton increase in OCC, which is already impacting the P&L.

Our impressive free cash flow results this quarter demonstrate the resilience of our business model and ability to drive cash regardless of volatility. We are confident in maintaining our low-end free cash flow guidance of $315 million. While EBITDA is expected to be possibly $20 million lower, we are also assuming a $20 million lower working capital source due to higher raw material indexes and actions taken to ensure continuity of supply for our customers. These impacts are offset by a lower expectation on cash taxes. With our current visibility today, we have full confidence in this revised guidance. We sincerely hope for a resolution to the Middle East conflict soon. Our commitment to you is regardless of the volume environment in the remainder of the year, we will continue to control the controllables while maintaining our strong balance sheet.

Please turn to Slide 8 to discuss capital allocation. Our capital allocation priorities remain unchanged. We will continue to invest in our future through high returns on invested capital organic growth opportunities while maintaining a strong balance sheet. The only M&A we are considering is organic growth-enabling bolt-ons, and we fully expect leverage to remain below 2x. Two additional capital allocation updates from this past quarter.

First, as Ole mentioned earlier, shortly following Q2, we completed our $150 million share repurchase program. We retained an additional authorization of $300 million, which we are not currently utilizing but plan to do so in a disciplined and value-accretive manner.

Second, this past quarter, we also refinanced our debt facilities, extending our term loans to 2031 and resulting in a current weighted average interest rate of 3.14%. Access to the Farm Credit System provides us a competitive advantage on lending, lowering the overall interest impact on earnings for any debt that we do take on, while we remain committed to below 2x ratio. With that, I'll turn the call back to Ole on Slide 9.

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. Before wrapping up, I'd like to highlight that last week, we issued our 17th annual sustainability report, which is available at greif.com/sustainability. We encourage our investor community to read this report as the sustainable, durable nature of all our products is a distinct competitive advantage, which also drives value creation at Greif. To summarize the quarter, while near-term demand conditions remain mixed, we continue to make strong progress on the controllable factors that drive long-term value creation. We are a packaging leader to essential industries with durable competitive advantages that enable us to accelerate profitable growth even in a soft demand environment through cost optimization, variable price/cost discipline and a portfolio mix shifting towards less cyclical end markets. This is all driven by a disciplined capital allocation strategy, which ensures durable total shareholder return via a healthy balance sheet, smart organic investments in growth end markets and attractive dividend and consistent share repurchases. Taken together, Greif is a compelling value thesis with strong underlying earnings power and a management team laser-focused on driving shareholder return in all environments. Thank you for joining us today, and we will now open the call for questions.

QUESTION AND ANSWER SECTION
Operator
Our first question comes from the line of Ghansham Panjabi of Robert W. Baird.

William Kaatz
This is actually Will Kaatz on for Ghansham. So, you finished the $150 million program in early April with $300 million still authorized. Balance sheet currently sits in a good position. But understanding the context of the current macro backdrop, is the plan to continue to bias towards share buybacks? And can you give us an update on what the M&A pipeline looks like in terms of segment mix and size?

Ole G. Rosgaard
President, CEO & Director
Will, yes, so first of all, our focus is on organic growth, and we're deploying CapEx to support organic growth. And then secondly, M&A is -- our focus there is really secondary. We have a very healthy pipeline. We continue to focus on that. But the M&A we will be doing will be targeted M&A to, let's say, complement our organic growth efforts.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And with respect to the share repurchase, we do have the authorization. And as we've stated, we intend to be regular buyers of our stock we work with our board on specific executions against that authorization and plan to be talking with our board at our upcoming board meeting.

William Kaatz
Okay. That's very helpful. And if I could just sneak one more in? Can you talk about your pricing actions to offset the higher raw material costs, how they're going? And can you quantify or at least give a high-level view of how we can expect those price increases to flow through over the final 2 fiscal quarters?

Ole G. Rosgaard
President, CEO & Director
The majority of our contracts with our global customers have a price adjustment mechanism. And we have changed most of them. So, they now operate on a monthly basis, and they follow the index. So as raw materials go up, prices adjust automatically. And that ensures that we are always ahead of the wave in terms of the volatility we currently experience, and that protects our margins.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And the other thing, and you've heard us talk about this before, but one of the things that we improved dramatically over the last 7 years or so was providing openers in our contracts for other cost increases. So, the team has done an excellent job of executing on that. And customers, they're managing this well, too. They know they're facing the same things we are. And so it's going very well.

Operator
And our next question will be coming from the line of Richard Carlson of Wells Fargo.

Richard Clayton Carlson
Wells Fargo Securities, LLC, Research Division
Congrats on all the execution that's happening. Clearly, a good story here. I want to start just with the guidance because at the beginning of the year, you provided a bridge as far as what we'd expect, volumes are expected to be flat and then most of the growth is going to come from SG&A and price/cost. So now that volumes are going to be down, wondering what that -- what the bridge would now look like, specifically around the SG&A and price/cost?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. I mean, essentially, what's changed is our teams have done a really great job of driving cost out through supply chain efforts, sourcing efforts, all of our SG&A efforts and it's allowed us to offset the impacts of that volume degradation as well as really selling value again over volume. And so, we're driving price/cost very well. So really, the only true change outside of those things netting is the Middle East conflict direct and expected potential impacts.

Ole G. Rosgaard
President, CEO & Director
And Richard, if I can just add, just to remind everyone, we've been here before. We -- just to mention a few recent events, beyond COVID, we've had port strikes and Venezuela. We dealt with the Ukraine conflicts. We've had a closure of the Suez Canal and quite a few regional crises in the Middle East. But when you operate almost 250 plants in over 40 countries and you have these occurrences, you just know what to do, and we have an exceptional supply chain organization that takes care of our customers in this respect.

Richard Clayton Carlson
Wells Fargo Securities, LLC, Research Division

Got it. And then with URB, RISI recognized your price increase pretty much immediately, we're already seeing some containerboard hikes occurring supplemental to what we've already seen this year. Do you think the URB market could handle another price increase on top of what you and your competitors have already announced?

Lawrence Allen Hilsheimer
Executive VP & CFO
We've been very successful over the past years. We don't comment on future price increases. But one thing I do want to correct in the script, I didn't catch a typo earlier. I said there was a $5 million benefit from the URB price increase. It was actually $11 million and netted with the $2 million of impact on OCC. It's actually a $9 million lift, not $5 million. So, we're executing well on that, and that's running through. And that was mostly to offset inflationary costs, if not all. And we'll continue to monitor that situation and take action as deemed appropriate.

Richard Clayton Carlson
Wells Fargo Securities, LLC, Research Division
Great. And then one more for me, guys, and then I'll hop back in the queue. So, you maintained your CapEx guide for the year. Can you remind us of what the split between maintenance and growth is? And is this something that if things get tighter, you could pull back a little bit more? Or are you wanting to continue to focus on the projects that you have at hand?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. We're in obviously an extremely strong balance sheet position. So, we're executing against our capital opportunities appropriately. About $85 million or so is maintenance CapEx, some of which is maybe we're doing more now than we may have, but we've got things that we want to get done. So, we're focused on that. We may have another $5 million to $10 million of safety. And then the remainder is organic growth opportunities heavily focused on the resin-based sector and particularly on our small polymers, which is obviously showing the growth that we expected when we did our acquisitions.

Operator
Our next question will be coming from the line of Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Apologies if I missed, but I'm going to ask a couple on the volume side. So, the guide -- first on polymer, guide, I believe, implies no sequential improvement, but you noted continued strength on ag chem. So maybe what are the puts and takes in second half and how those target end markets are performing versus any drags that you may be seeing? Similarly, on metal, I believe the guide implies no sequential improvement despite the easier comp. So, are the trends worsening there? Or is that more so the operational disruption that's factored in? And how does that disruption impact in second half compared to the $5 million that you called out in 2Q?

Ole G. Rosgaard
President, CEO & Director
If we take -- first of all, Matt, if we take the tensions out disruption in the Middle East out, then volume in Q2 was very, very similar to Q1. We haven't seen any inflection points. And as Larry mentioned, where we see inflection or growth is really in our small polymer, in particular, in the ag chem segment. And we expect that to continue. Where we have seen a decline as a result of the Middle East disruption is primarily in steel -- and we can't really talk about the future, but that will probably continue until we have a resolution. So, for the rest of the year. Yes, we don't see an inflection point for the rest of the year.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
Okay. That's certainly understandable. And you have had a lot of success on the cost initiatives. So, when volumes eventually do turn, whenever that is, how are you all thinking about the incremental margin within each segment versus historical rates, understanding there's been some movement between segments and shifting there. So, kind of what are you assuming on the incremental once you get back to flat or growing volume?

Lawrence Allen Hilsheimer
Executive VP & CFO
I'm sorry. The incremental margin lift is exponential. I mean we're operating at very efficient levels right now. And yet we have capacity in virtually every factory we have around the world without adding any labor component, leveraging the fixed cost structures. And so, in most plants, as we get incremental volume, there's a step level and it varies plant by plant, but you're going to have over 50% margins on some of this lift with some volume recoveries. For us, a significant portion, I mean, we'll have significant lift. And then as we add shifts, the margin will drop back down. But we have really, really big opportunity on an inflection point on volume recovery.

Ole G. Rosgaard
President, CEO & Director
Let me also remind that all the cost measures we've done are all structural. They're not coming back. For instance, we have reduced our professional workforce by 12%, and that's a structural reduction. And that's what Larry says, once volume even returns to a normalized level, we are in an extremely good position to capitalize on that.

Operator
Our next question will be coming from the line of Richard Carlson of Wells Fargo.

Richard Clayton Carlson
Wells Fargo Securities, LLC, Research Division
Just a couple of quick more. I guess, first, incremental $10 million in cost savings quarter-over-quarter. Can you talk about what drove that? Was it anything new? Or is it just moving another quarter forward with some of the actions that you have already put in place?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. It's really just additional movement forward on our structural cost across our organization. There's some element of SG&A, but the vast majority is footprint improvements and structural costs within our operations as well as some incremental sourcing benefits.

Richard Clayton Carlson
Wells Fargo Securities, LLC, Research Division
Got it. And then last one for me, and then we'll take everything else off-line. But Slide 4, with the geographic exposure, you have softness across all regions, which is the same as what you showed last quarter. So, I'm just wondering, obviously, a lot has happened since last quarter. Is there any -- I know you guys don't talk about regional performance per se, but anything you can call out that has changed from last quarter? Any pockets of strength you're seeing anywhere? Just wondering if -- since everything says softness, if there's anything you want to call out as being maybe better or worse?

Ole G. Rosgaard
President, CEO & Director
Yes, we had some changes in the Middle East. Yes. Other than that, it's pretty much like the first quarter, whether you say in APAC or Latin America or North America.

Operator
I'm showing no further questions. I would now like to turn the conference back to Ole Rosgaard for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you and thank you for the discussion. I just want to remind everyone that demand remains soft, and we are not yet seeing an inflection. What really matters is how we respond. We are executing with discipline. We are generating strong cash and operating from a much stronger balance sheet. Our strategy is unchanged, build organic growth and stay selective on capital allocation. We are a stronger Greif today and well positioned to outperform through the cycle. Thank you for your interest.

Operator
And this concludes today's program. Thank you for participating. You may now disconnect